Exhibit 3.2

ADMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT, dated as of June 16, 2004 (the “Amendment”), is entered into by and between Stronghold Technologies, Inc., a Nevada corporation (the “Company”) and Stanford Venture Capital Holdings, Inc., a Delaware corporation (“Investor”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Rights Agreement (as hereinafter defined).

WHEREAS, the parties hereto entered into a Registration Rights Agreement dated as of May 16, 2002 (the “Registration Rights Agreement”) wherein the Company granted the Investor certain registration rights with respect to the Series A Preferred Stock and Warrants purchased by Investor under the Securities Purchase Agreement; and

WHEREAS, the Company and Investor entered into a Note Purchase Agreement dated of even date herewith, wherein the Company issued Investor or its designees a warrant (the “2004 Warrant”) to purchase 2,000,000 shares of Common Stock (the “2004 Warrant Shares”); and

WHEREAS, the parties desire to amend the Registration Rights Agreement to grant to Investor or its designees registration rights with respect to the 2004 Warrant Shares issuable upon exercise of the 2004 Warrants, as more specifically set forth herein.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. The Registration Rights Agreement is hereby amended in its entirety such that all references to the “Warrant Shares” contained therein shall include the 2004 Warrant Shares issuable upon the exercise of the 2004 Warrants and the 2004 Warrant Shares shall have the same rights as the Warrant Shares under the Registration Rights Agreement.

2. All other provisions of the Registration Rights Agreement shall remain in full force and effect; provided, however; in the event that there is a conflict between this Amendment and the Registration Rights Agreement, this Amendment shall control in all respects.

3. This Amendment shall inure to the benefit of, and be binding upon the successors and assigns of each of the parties hereto, including any transferees of the Securities.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, on this 16th day of June, 2004.

STRONGHOLD TECHNOLOGIES, INC.

By:	/s/ Christopher J. Carey
Name:	Christopher J. Carey
Title:	President

INVESTOR:

STANFORD VENTURE CAPITAL
HOLDINGS, INC.

By:	/s/ James M. Davis
Name:	James M. Davis
Title:	President and CEO

/s/ Daniel To. Bogar
Daniel T. Bogar
1016 Sanibel Drive
Hollywood, FL 33019

/s/ Osvaldo Pi
Osvaldo Pi
6405 S.W. 104th Street
Pinecrest, FL 33156

/s/ Ronald M. Stein
Ronald M. Stein
6520 Allison Road
Miami Beach, FL 33141

/s/ William R. Fusselmann
William R. Fusselmann
141 Crandon Boulevard, #437
Key Biscayne, FL 33149

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